                      THIRD AMENDMENT TO CREDIT AGREEMENT

     THIS THIRD AMENDMENT, dated as of December 20, 1996, amends and modifies a certain Credit Agreement, dated as of December 31, 1995, as amended by a First Amendment to Credit Agreement, dated as of May 28, 1996, and a Second Amendment to Credit Agreement and Promissory Note, dated as of September 9, 1996 (as so amended, the "CREDIT AGREEMENT"), between STRATEGIC DISTRIBUTION, INC. (the "COMPANY") and BANK OF AMERICA ILLINOIS (the "BANK"). Capitalized terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.


                             PRELIMINARY STATEMENT

     The Company and the Bank desire to amend the Credit Agreement as hereinafter set forth.

     NOW THEREFORE, for value received, the Company and the Bank agree as follows.


                 ARTICLE I - AMENDMENTS TO THE CREDIT AGREEMENT

     1.1 SECTION 1. Section 1 of the Credit Agreement (Certain Definitions) is hereby amended as of the date hereof as follows:

          (a) CASH AND CASH EQUIVALENTS. The following definition of "Cash and Cash Equivalents" is added to Section 1 of the Credit Agreement in proper alphabetical sequence:

               "'CASH AND CASH EQUIVALENTS': In each case not subject to any lien, security interest, right of offset, or other incumbrance:
          (i) securities and/or obligations issued by or guaranteed by the U.S. government and its federal agencies; (ii) corporate securities including commercial paper, rated A1/P1 or better, and corporate debt instruments including auction floating rate notes and medium term notes issued by foreign or domestic corporations which pay in U.S. dollars and carry a rating of A or better; (iii) time deposits, certificates of deposit and bankers' acceptances, including eurodollar denominated and Yankee issues (rated A1/P1 or better); (iv) auction-rate perferred stocks (industrial auction-rate preferred must be rated A or better); (v) repurchase agreements with member banks of the Federal Reserve System and primary dealers limited to U. S. government securities. The market value of the securities used as collateral must equal or exceed the principal and interest due under the agreement; (vi) cash management funds that strictly invest in the above."

          (b) COMPUTATION PERIOD. The definition of "Computation Period" set forth in Section 1 of the Credit Agreement is amended to read in its entirety as follows:

          "'COMPUTATION PERIOD' means any period of four consecutive Fiscal Quarters of the Company ending on the last day of a Fiscal Quarter; PROVIDED, HOWEVER, that for purposes of SECTION 10.7.5, Computation Period means (i) for the period ending on March 31, 1997, the three-month period beginning on January 1, 1997 and ending on March 31, 1997, (ii) for the period ending on June 30,

          1997, the six-month period beginning on January 1, 1997 and ending on June 30, 1997, and (iii) for the period ending on September 30, 1997, the nine-month period beginning on January 1, 1997 and ending on September 30, 1997."

     1.2 SECTION 5.1. Section 5.1 of the Credit Agreement (Commitment Fee) is hereby amended as of the date hereof to read in its entirety as follows:

     "SECTION 5.1   COMMITMENT FEE.  The Company agrees to pay to the Bank a
     commitment fee for the period from and including the date of the Third Amendment hereto to the Revolving Termination Date of 3/8 of 1% per annum on the daily average of the unused amount of the Commitment (as reduced from time to time pursuant to SECTION 6.1). Such commitment fee shall be payable in arrears on the last day of each calendar quarter and on the Revolving Termination Date for any period then ending for which such commitment fee shall not have been theretofore paid. The commitment fee shall be computed for the actual number of days elapsed on the basis of a 365/366-day year."

     1.3 SECTION 10.7. Section 10.7 of the Credit Agreement (Financial Covenants) is hereby amended as of the date hereof to read in its entirety as follows:

     "SECTION 10.7 CASH AND CASH EQUIVALENTS; FINANCIAL COVENANTS. Maintain not less than $15,000,000 in Cash or Cash Equivalents; PROVIDED, HOWEVER, that if the Company fails to maintain such Cash or Cash Equivalents, the Company agrees to comply with the following additional financial covenants:

          10.7.1 COMPANY'S NET WORTH. Not permit the Net Worth of the Company, on a consolidated basis, to at any time be less than (a) on or before December 31, 1996, $25,000,000 plus 80% of the net proceeds of any public offering made by the Company, (b) after December 31, 1996 but on or before December 31, 1997, $26,500,000 plus 80% of the net proceeds of any public offering made by the Company, and (c) after December 31, 1997, the sum of (x) $26,500,000 plus (y) 80% of the consolidated net earnings of the Company and its Subsidiaries for each Fiscal Quarter ending after December 31, 1997 (excluding any Fiscal Quarter in which consolidated net earnings is not positive) plus (z) 80% of the net proceeds of any public offering made by the Company.

          10.7.2 CONSOLIDATED NET WORTH. (a) Not permit at any time the Tangible Net Worth of the Company and its Subsidiaries on a consolidated basis to be less than $1.

          (b) Not permit the Net Worth of any Significant Borrowing Subsidiary to at any time be less than $1.

          10.7.3 LIABILITIES TO NET WORTH RATIO. Not permit the ratio of (a) the consolidated total liabilities of the Company and its Subsidiaries to
     (b) the consolidated Net Worth of the Company and its Subsidiaries to at any time exceed 2.50 to 1.00.



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          10.7.4    CAPITAL EXPENDITURES.  Not permit the Company and its
     consolidated Subsidiaries to purchase or otherwise acquire (including, without limitation, acquisition by way of Capitalized Lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchase or other acquisition, the aggregate cost of all fixed assets purchased or otherwise acquired by the Company and its consolidated Subsidiaries on a consolidated basis in any one Fiscal year would exceed the greater of (i) $2,500,000 and (ii) 150% of the amount of depreciation taken by the Company and its Subsidiaries in such Fiscal Year.

          10.7.5 FIXED CHARGE COVERAGE. Not permit the ratio of (a) (x) the consolidated net earnings of the Company and its consolidated Subsidiaries before the sum of (i) consolidated interest expense, plus (ii) consolidated provision for Taxes, plus (iii) consolidated depreciation expense, amortization expense and other noncash charges, plus (iv) rental and lease expense for any Computation Period minus (y) costs for such Computation Period in respect of the purchase or other acquisition of fixed assets to
     (b) (x) the consolidated interest expense of the Company and its consolidated Subsidiaries for such Computation Period, plus (y) rental and lease expense of the Company and its consolidated Subsidiaries for such Computation Period, plus (z) all scheduled payments of principal made with respect to Indebtedness during such Computation Period to be less than 1.50 to 1.0 for any Computation Period ending on or after March 31, 1997.

          For purposes of this Section 10.7.5, (i) net earnings shall not include any gains on the sale or other disposition of Investments or fixed assets and any extraordinary items of income to the extent that the aggregate of all such gains and extraordinary items of income exceeds the aggregate of losses on such sale or other disposition and extraordinary charges, and (ii) interest expense shall include, without limitation, implicit interest expense on Capitalized Leases."

     1.4 CONSTRUCTION. All references in the Credit Agreement to "this Agreement," "herein" and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.


                  ARTICLE II - REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Company hereby warrants and represents to the Bank that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.


                      ARTICLE III - CONDITIONS PRECEDENT

     This Amendment shall become effective on the date first set forth above, PROVIDED, HOWEVER, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:



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     3.1  WARRANTIES.  Before and after giving effect to this Amendment, the representations and warranties in SECTION 9 of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Company of this Amendment shall be deemed a representation that the Company has complied with the foregoing condition.

     3.2 DEFAULTS. Before and after giving effect to this Amendment, no Event of Default and no Unmatured Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Company of this Amendment shall be deemed a representation that the Company has complied with the foregoing condition.

     3.3 DOCUMENTS. The Company shall have executed and delivered this Amendment.

     3.4 FEES. The Company shall have delivered to the Bank an amendment fee in the amount of $5,000.


                              ARTICLE IV - GENERAL

     4.1 EXPENSES. The Company agrees to reimburse the Bank upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by this Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Company hereunder, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment or the issuance of the Note hereunder, which obligations of the Company shall survive any termination of the Credit Agreement.

     4.2 COUNTERPARTS. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

     4.3 SEVERABILITY. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     4.4 LAW. This Amendment shall be a contract made under the laws of the State of Illinois, which laws shall govern all the rights and duties hereunder.

     4.5 SUCCESSORS; ENFORCEABILITY. This Amendment shall be binding upon the Company and the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.



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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Chicago, Illinois by their respective officers thereunto duly authorized as of the date first written above.


                                       BANK OF AMERICA ILLINOIS

                                       By: /s/ RANDOLPH T. KOHLER
                                           -----------------------------

                                       Title: Senior Vice President
                                              --------------------------


                                       STRATEGIC DISTRIBUTION, INC.

                                       By: /s/ CHARLES J. MARTIN
                                           -----------------------------

                                       Title: Vice President
                                              --------------------------















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